  Exhibit 99.1

iCoreConnect Inc.
Media Contact: Cile Spelce
512.784.5851
cspelce@iCoreConnect.com

iMEDICOR INC. ANNOUNCES CONSUMATION OF RECAPITALIZATION

(WINDERMERE, FL., JUNE 30, 2017 / Newswire) – iMedicor, Inc. (OTC:VMCI.OB), a Nevada corporation, formerly known as iMedicor, Inc. and now known as iCoreConnect Inc. (OTC:ICCT) (“iCoreConnect” or the "Company"), a builder of cloud-based software for the healthcare and other industries, announced the consummation of a recapitalization of the Company (including the conversion of approximately $6,000,000 of convertible debt and, all of its outstanding shares of Series A Preferred Stock and Series B Preferred Stock into shares of its Common Stock), the conversion of approximately $5,987,890 of Series A Bridge Notes and $230,686 Series B Bridge Notes into shares of its Common Stock and the change of its corporate name from iMedicor Inc. to iCoreConnect Inc.

Stockholders of the Company holding not less than two thirds of the outstanding shares of each of the Series A Preferred Stock of the Company (the “Series A Preferred Stock”) and the Series B Preferred Stock of the Company and holders of Common Stock of the Company (who, together with the holder of the Series A Preferred Stock and the Series B Preferred Stock were entitled to vote upon matters submitted to stockholders for a vote in the same manner and with the same effect as the holders of Common Stock, voting together on an as converted basis and, therefore, represented a majority of the voting power of the Company), as well as the holders of convertible debt of the Company who held as of June 30, 2017 approximately $6,388,000 of indebtedness (principal and accrued and unpaid interest thereon) of the Company convertible into shares of Common Stock of the Company (the “Convertible Debt”), approved the Recapitalization, $5,987,890 aggregate principal amount of Series A Bridge Notes were converted into shares of Common Stock of the Company pursuant to Conversion Agreements entered into by the holders of such Series A Bridge Notes and $230,686 aggregate principal amount of Series B Bridge Notes were converted into shares of Common Stock in accordance with the terms of the Series B Bridge Notes. The change of the corporate name of the Company from iMedicor Inc. to iCoreConnect Inc. was approved by a majority of the voting power of the Company.

“The recapitalization of iCoreConnect and the conversion of the Series A Bridge Notes and the Series B Bridge Notes will simplify and strengthen the capitalization of the company,” said President and Chief Executive Officer Robert McDermott. “Under the recapitalization, we are in a better position to raise additional capital to support and expand the company’s operations. This enables iCoreConnect to add value to the company and its Common Stock”.

About iCoreConnect

iCoreConnect creates cloud-based software that allows anyone to share information at the highest security levels in the country, backed by highly-engaged customer support.  The company provides secure communications for high-compliance industries including healthcare, finance and legal. iCoreConnect’s software allows organizations and individuals to freely and easily exchange information with 2048-bit encryption, and in full compliance of current federal laws.

Forward Looking Statements

In this news release, the use of the words "believe," "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company's current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors.

SOURCE iCoreConnect Inc.

iCoreConnect, Inc.
Media Contact: Cile Spelce
512.784.5851
cspelce@iCoreConnect.com

iMedicor Inc. becomes iCoreConnect Inc.

(WINDERMERE, FL, JUNE 30, 2017 / Newswire) – iMedicor Inc. announces its new name iCoreConnect Inc. (OTC: ICCT). The name change coincides with the recapitalization of the company and reflects iCoreConnect’s scope beyond the medical sector.

iCoreConnect is a national provider of secure communications for multiple high-compliance industries. Its 2048-bit encrypted software allows customers to easily exchange information in full compliance with current federal laws.

“The name change and rebrand to iCoreConnect are exciting,” said President and CEO Robert McDermott. “iCoreConnect products are now being used by thousands of professionals. As the products evolve, so must every facet of the company.”

The entire iCoreConnect product line was built on feedback from professionals in high-compliance industries across the country. “The prospective customers asked for cloud-based technology, at the highest levels of security, with actual customer service. That’s iCoreConnect,” said McDermott.

iCoreExchange, iCoreLegal and iCoreSecure provide professionals a secure email exchange with no file size limitations and 2048-bit encrypted data protection. iCoreExchange is targeted at the dental and medical markets, meeting all of the federal government’s HIPAA compliance technical safeguards. iCoreLegal provides legal professionals hyper-secure communications and email time-tracking. iCoreSecure offers professionals in other fields, such as finance and real estate, the same level of secure data sharing and ease of use.

iCoreDental and iCoreMD are cloud-based practice management systems (also known as Electronic Health Records). These products streamline business management across multiple locations, exceed electronic Protected Health Information (ePHI) security requirements, and create efficient workflows for healthcare professionals.

The company prides itself on customer service. All iCoreConnect customers may access live phone support, based in the United States. iCoreConnect also weighs customer feedback heavily into its development decisions.

About iCoreConnect

iCoreConnect creates software that allows anyone to share information at the highest security levels in the country, backed by highly-engaged customer support.  The company provides secure communications for high-compliance industries including healthcare, finance and legal. iCoreConnect’s software allows organizations and individuals to freely and easily exchange information with 2048-bit encryption, and in full compliance of current federal laws.

Forward Looking Statements

In this news release, the use of the words "believe," "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company's current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors.

SOURCE iCoreConnect Inc.